Exhibit 99.1

FOR IMMEDIATE RELEASE

At the Company

Becky Niiya	Jeff Goeser
Director, Corporate Communications	Director, Investor Relations
(402) 574-6652	(402) 597-8464
rebecca.niiya@tdameritrade.com	jeffrey.goeser@tdameritrade.com

TD Ameritrade Announces Pricing of $400 Million Senior Notes and $600 Million Senior Floating Rate Notes Offering

OMAHA, Neb., Oct. 30, 2018 TD Ameritrade Holding Corporation (Nasdaq: AMTD) today announced the pricing of an underwritten public offering of $400 million of the Company’s senior notes due 2024 (the “fixed rate notes”) and $600 million of the Company’s senior notes due 2021 (the “floating rate notes” and together with the fixed rate notes, the “notes”).

The fixed rate notes will bear interest at a rate of 3.750%, payable semi-annually on April 1 and October 1 of each year, beginning on April 1, 2019. The fixed rate notes will mature on April 1, 2024. The floating rate notes will bear interest at a floating rate, reset quarterly, equal to three-month LIBOR plus 0.430% per annum, payable quarterly on February 1, May 1, August 1 and November 1 of each year, beginning on February 1, 2019. The floating rate notes will mature on November 1, 2021.

The Company intends to use the net proceeds from the sale of the notes for general corporate purposes, including to augment liquidity. The offering is expected to close November 1, 2018, subject to customary closing conditions.

Barclays Capital Inc., Citigroup Global Markets Inc., TD Securities (USA) LLC, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC are acting as joint book-running managers of the offering.

The offering is being made solely by means of a prospectus supplement and a prospectus, which have been filed with the U.S. Securities and Exchange Commission and may be obtained by contacting Barclays Capital Inc. toll-free at (888) 603-5847, Citigroup Global Markets Inc. toll-free at (800) 831-9146 or TD Securities (USA) LLC toll-free at (855) 495-9846.

This press release shall not constitute an offer to sell, or the solicitation of an offer to purchase, any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Source: TD Ameritrade Holding Corporation

About TD Ameritrade Holding Corporation

TD Ameritrade provides investing services and education to more than 11 million client accounts totaling approximately $1.3 trillion in assets, and custodial services to more than 6,000 registered investment advisors. We are a leader in U.S. retail trading, executing an average of approximately 800,000 trades per day for our clients, more than a quarter of which come from mobile devices. We have a proud history of innovation, dating back to our start in 1975, and today our team of nearly 10,000-strong is committed to carrying it forward. Together, we are leveraging the latest in cutting edge technologies and one-on-one client care to transform lives, and investing, for the better.

Safe Harbor

This document contains forward-looking statements within the meaning of the federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions of the federal securities laws. In particular, any projections regarding our future revenues, expenses, earnings, capital expenditures, effective tax rates, client trading activity, accounts, stock price or any projections or expectations regarding the acquisition of Scottrade Financial Services, Inc., as well as the assumptions on which such expectations are based, are forward-looking statements. These statements reflect only our current expectations and are not guarantees of future performance or results. These statements involve risks, uncertainties and assumptions that could cause actual results or performance to differ materially from those contained in the forward-looking statements. These risks, uncertainties and assumptions include, but are not limited to: economic, social and political conditions and other securities industry risks; interest rate risks; liquidity risks; credit risk with clients and counterparties; risk of liability for errors in clearing functions; systemic risk; systems failures, delays and capacity constraints; network security risks; competition; reliance on external service providers; new laws and regulations affecting our business; net capital requirements; extensive regulation, regulatory uncertainties and legal matters; difficulties and delays in integrating the Scottrade Financial Services, Inc. (“Scottrade”) business or fully realizing cost savings and other benefits from the acquisition; business disruption following the Scottrade acquisition; disruptions due to Scottrade integration-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities; the inability to achieve synergies or to implement integration plans and other consequences associated with other acquisitions; and the other risks and uncertainties set forth under Item 1A. – Risk Factors of the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2017. These forward-looking statements speak only as of the date on which the statements were made. We undertake no obligation to publicly update or revise these statements, whether as a result of new information, future events or otherwise, except to the extent required by the federal securities laws.